Exhibit 99.1

Presidio Property Trust Provides

Update on Model Home Activity

San Diego, CA – February 17, 2021 – Presidio Property Trust, Inc. (Nasdaq: SQFT), an internally managed, diversified real estate investment trust, announced today that, in January of 2021, through its affiliated entities, it sold 3 model homes, and has eight homes for sale currently in escrow. The average sales price per model home sold was approximately $430,000, and the average holding period was approximately four years.

“2021 started off with another excellent month for our model home segment,” said Jack Heilbron, President and Chief Executive Officer. “January’s sale of the last model in Pennsylvania completes our model home business’ shift to higher-growth states, such as Florida and Texas,” said Heilbron.

“We achieved overall positive returns on the three homes sold in January 2021, even though we sold two models for less than their original purchase price,” remarked Larry Dubose, President of Dubose Advisors, which manages and operates the purchase leaseback model home business. “The homebuilders’ triple-net lease payments over the holding period can help smooth out market fluctuations and can typically provide us with an overall profit in most environments. January’s sales demonstrate the strength of the program.”

About Presidio Property Trust

Presidio is an internally managed, diversified REIT. We have interests in approximately 120 model home properties located in five states, with the majority located in Texas and Florida, which are leased back to homebuilders on a triple-net basis. Our commercial real estate portfolio consists of approximately 1.1 million square feet comprised of 14 properties: ten office properties, one industrial property and three retail properties. Our commercial portfolio is located in Southern California, Colorado, and North Dakota, and we are currently considering new commercial property acquisitions in a variety of additional markets across the United States. Our commercial property tenant base is diversified, which helps limit our exposure to any single industry in which our tenants operate. This geographical clustering of our real estate portfolio enables us to minimize operating costs and leverage efficiencies by managing a number of properties utilizing minimal overhead and staff. For more information on Presidio, please visit the Company’s website at https://www.PresidioPT.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including Presidio’s plans and strategies as described herein. Readers are cautioned that forward-looking statements (which can be identified by words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions that do not relate solely to historical matters) are subject to numerous risks and conditions, many of which are beyond Presidio’s control, including those set forth in the “Risk Factors” section of Presidio’s registration statement and prospectus filed with the Securities and Exchange Commission (SEC). Copies are available on the SEC’s website, www.sec.gov. The statements in this press release represent Presidio’s views only as of the date they are made and should not be relied upon as representing Presidio’s views as of any subsequent date. Presidio undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

Investor Relations Contacts:

Presidio Property Trust, Inc.
Lowell Hartkorn, Investor Relations
LHartkorn@presidiopt.com
Telephone: +1-760-471-8536 x1244

TraDigital IR

Kevin McGrath

+1-646-418-7002

kevin@tradigitalir.com

MJ Clyburn

+1-917-327-6847

clyburn@tradigitalir.com